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Exhibit 10.31

                          RETIREMENT AGREEMENT
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      This Retirement Agreement (the "Agreement") is made by and between Roger
E. Stangeland ("Executive") and the Vons Companies, Inc. (the "Company").

      It is the desire of the parties to this Agreement to resolve all issues pertaining to the retirement of Executive as an employee of the Company and to his service as a member of the Board of Directors of the Company.

      In consideration for the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive and the Company agree as follows:

      1.    Duties:       (a)  Board of Directors.  Executive shall continue
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to serve as Chairman of the Board of Directors and a member of the Executive
Committee until the Company's annual meeting of shareholders in May 1995, during which period he will chair all Board and Executive Committee meetings. Thereafter, Executive shall be replaced as Chairman, but shall continue to serve as a Board member for his remaining term, which expires May 1997, during which time he will hold the title of Chairman, Emeritus, and will serve on such committees as shall be assigned by the Board.

            (b) Employee and Consultant. Executive has resigned as Chief Executive Officer effective April 26, 1994. However, Executive shall remain as a full-time employee of the Company until his retirement from employment on December 31, 1994, providing advice and counsel to the Company and undertaking activities assigned by the CEO, including the representation of the Company in industry matters and within the community as assigned. Commencing January 1, 1995 and continuing through December 31, 1996, Executive shall serve as consultant to the Company, performing such services from time to time as shall be mutually agreed upon between Executive and the CEO.

      2.    Cash Compensation:  Executive shall continue to receive his
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current base salary at the rate of $606,050 per year and shall continue to participate in the Company's bonus plan at the targeted rate of 60% of base salary, with a maximum payout of 100% of base salary, for the duration of his term as an employee of the Company ending December 31, 1994. Thereafter, Executive shall be compensated as a consultant to the Company at the rate of $20,725 per fiscal period ($269,425 annual rate) through December 31, 1996, provided that a portion of such fee may be treated as a director's fee and converted to discounted stock options as provided in Paragraph 3 below. While receiving the aforesaid compensation, Executive shall receive no Board of Director fees. Commencing January 1, 1997 and continuing until the expiration of his current term in May 1997, Executive will receive annual Board of Director fees at the rate then in effect for non-management members of the Board of Directors, appropriately prorated for such period. While performing services for the Company as an employee and a consultant, Executive shall be reimbursed for all expenses accrued on behalf of the Company in accordance with the Company's expense reimbursement policies and practices.

      3.  Stock Options:  Executive shall be granted no further stock options
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in 1994.  On January 1, 1995 all non-exercised stock options which have previously been granted to Executive will become fully vested and will remain exercisable for the full term for which they were initially granted, notwithstanding the termination of Executive as an employee of the Company as provided above. The Company will amend Executive's stock option agreements to provide for such extended exercise. Commencing January 1, 1995 and for so long as Executive shall serve as a member of the Board of Directors, Executive shall receive an annual stock option grant in the amount then awarded pursuant to the Company's Directors' Stock Option Plan. In addition, Executive may waive his right to receive up to $20,000 per year of the consulting fees payable pursuant to Paragraph 3 above and receive such amount as director's fees, which may be converted into discounted stock options under the formula and pursuant to the terms and conditions set forth in the Directors' Stock Option Plan.

      4.  Office Arrangements:  The Company will provide office and
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secretarial support to Executive at a mutually acceptable location through
December 31, 1996.

      5.  SERP Payment:  On January 1, 1995 the Company shall pay to Executive
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a lump sum payment in the amount of $2,790,939 pursuant to the terms of the
Company's Supplemental Executive Retirement Plan. Such payment shall terminate all obligations of the Company under such Plan.

      6.  Other Matters; No Other Benefits:  Executive shall continue to
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participate in the Company's Pension Plan, Profit Sharing Plan and Personal
Choice benefit plans for the duration of his employment ending December 31, 1994. Thereafter he shall receive such payouts as are provided under such plans and, at his option, may elect to be covered either on a grandfathered basis by the Company's former medical plan for retired employees or the current such plan. Executive shall not be eligible for any employee benefits other than those enumerated herein and above and any other employee benefits accrued prior to the date hereof. Executive may maintain membership in the California Club and the Annandale Golf Club at his own cost for so long as he chooses, but upon his termination of membership therein, or upon his death, all equity interest therein shall revert to the Company.

      7.  Death of Executive.  In the event of the termination of the
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services of Executive prior to January 1, 1997 by reason of Executive's death, the Company shall pay to Executive (or, in the event of his death, his designated beneficiary, or if there is none, his estate), the cash compensation described in Section 2 hereof and Section 5 hereof, at the same times and in the same amounts as would otherwise be payable to Executive hereunder through December 31, 1996, plus any other benefits to which he or his beneficiary or estate is entitled under the Company's employee benefit plans, arrangements and agreements.

      8.  Non Competition; Other Employment:  Executive agrees that through
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December 31, 1996 he will not compete with the Company in any respect, will not work or consult for anyone who competes with the Company; provided, however, that nothing in the foregoing provision shall prohibit Executive from owning up to 5% of the outstanding shares of any class of a publicly held company.

      9.  Release by Executive:  Except as to rights or claims as may arise
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from this Agreement, any other employee benefit plan, arrangement or agreement under which Executive has accrued but unpaid benefits, or contingent or continuing rights as of the date hereof and any rights as a shareholder of the Company, Executive releases and forever discharges the Company, including its present and former officers, directors, agents, employees, representatives or shareholders (including any entity employing, represented by or affiliated with any such present or former director, officer, agent, employee, representative or shareholder), parent companies, subsidiaries, affiliates, assigns and successors-in-interest, and all persons or entities acting by, through, under or in concert with them, or any of them, from any and all injuries, suits, charges, complaints, grievances, obligations, liabilities, losses, expenses, claims, demands, causes of action, damages, costs and all other legal responsibilities in any form whatsoever which he now has or may have in the future, in law or equity, connected with or incidental to Executive's employment with the Company, including, without limitation, any contracts or purported contracts of employment or severance agreements or other such arrangements. This waiver and release includes the release of any rights, claims, causes of action, demands, damages or costs arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, and any other federal, state or local laws or regulations prohibiting employment discrimination and any claim for wrongful termination.

      10.  Release by the Company:  Except as to such rights or claims as may
           -----------------------
arise from the Agreement, the Company releases and forever discharges Executive, and his executor, successors-in-interest, heirs and assigns from any and all injuries, suits, charges, complaints, grievances, obligations, liabilities, losses, expenses, claims, demands, causes of action, damages, costs and all other legal responsibilities in any form whatsoever which it now has or may have in the future arising out of, connected with or incidental to his employment by, or his service as director of, the Company, or to the dealings between the parties occurring prior to the execution of this Agreement.

      11.  Indemnification of Executive:  In addition to the foregoing, the
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Company specifically agrees to indemnify, defend and hold Executive harmless from any and all claims or causes of action or complaints filed against him which arise out of or are connected with his employment by, or his service as director of, the Company, with the good faith discharge of his duties and as provided under California Labor Code Section 2802. Moreover, nothing contained in this Agreement shall prevent Executive from raising any defense to any such claims to the same extent that he would have been entitled to such defense as an employee of the Company.

      12.  Waiver of Civil Code Section 1542:  Each party to this Agreement
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specifically waives the benefit of the provisions of Section 1542 of the Civil
Code of the State of California, as follows:

             "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      Executive and the Company acknowledge that they have read Civil Code
Section 1542 and fully understand same.

      13.  Representations by Executive:
           -----------------------------

             (a) Executive represents and warrants that he has not assigned or transferred to any other person, firm or corporation, in any manner, including by way of subrogation or operation of law or otherwise, any portion of any claim, right, demand, action or cause of action that he now has, or might have in the future arising out of his employment with the Company nor any portion of any recovery or settlement to which he may be entitled.

             (b) Executive represents and warrants that he has not filed and agrees not to file any action, claim or initiate any proceeding in any court or before an administrative agency asserting any claims that are specifically released herein or that arise from matters that are asserted herein.

      14.  Non Admission:  Executive and the Company acknowledge that this
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agreement constitutes a settlement and is not an admission of liability, but is in compromise of disputed claims. In consideration of this Agreement, Executive and the Company assume the risk of any damage which now may be latent, unexpected or which may hereafter appear, develop or occur for any reason other than as a result of a breach of this Agreement, including, without limitation, attorneys' fees and costs incurred by either party in connection with this matter.


      15.  Costs and Fees:  In the event that either party breaches the terms
           ---------------
of this Agreement, the non-breaching party shall be entitled to recover in any action arising out of such breach reasonable attorneys' fees, as well as any costs of investigation and filing fees that may be incurred therein.

      16.  Arbitration:  Any dispute arising under or relating to this
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Agreement shall be conclusively resolved by either (i) arbitration, conducted before a panel of three arbitrators in Los Angeles, California, in accordance with the rules of the American Arbitration Association then in effect or (ii) private judge, such as Judicial Arbitration and Mediation Service, Inc., or other comparable company, as selected by the party filing the action. The Company and Executive hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment may be entered on the arbitrator's award in any court heaving jurisdiction.

      17.  Confidentiality:  The parties hereto understand and specifically
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agree that the terms of this Agreement, and any other document executed pursuant thereto, shall remain confidential and any disclosure of the terms and conditions herein, except as to Executive's family, tax and personal advisors and counsel, and as to the Company, the Board of Directors, Compensation Committee, Legal Department and appropriate officers and advisors, shall be deemed a breach of this Agreement, except such disclosure as may be required of the Company to comply with the Securities Act or the Securities Exchange Act or any rules or regulations thereunder.

      18.  Investigation; No Reliance:  Each party has made such investigation
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of the facts pertaining to this settlement and the Agreement as it deems necessary, and each party does not rely upon any statement, representation or promise of any other party, or of any officer, agent, employee, representative, or any attorney for the other party, in executing this Agreement, or in making this settlement provided for herein, except as expressly stated in this Agreement.

      19.  Governing Law:  This Agreement shall be deemed to have been
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executed within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

      20.  Successors and Assigns:  This Agreement is binding upon and shall
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inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, parent companies, subsidiaries, affiliates, assigns, heirs, successors-in-interest and shareholders.

      21.  Severability:  The provisions of this Agreement are severable.  If
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any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

      22.  Entire Agreement; Amendment:  This agreement sets forth the entire
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agreement between the parties and supersedes any and all prior oral or written agreements or understanding between them concerning the subject matter. This agreement may not be altered, amended or modified, except by a further written document signed by both parties.

      23.  Construction:  Each party has cooperated in the preparation of this
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Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party.




      EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, SEEK COUNSEL, AND CAREFULLY CONSIDER ALL OF THE PROVISIONS OF THE AGREEMENT BEFORE SIGNING IT. EXECUTIVE AGREES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. EXECUTIVE HAS TWENTY-ONE (21) DAYS FROM ________________ (THROUGH ____________) TO EXECUTE THIS
AGREEMENT.

      THIS AGREEMENT WILL NOT TAKE EFFECT FOR SEVEN (7) DAYS AFTER EXECUTIVE SIGNS IT.

Dated:     July 28      , 1994            /s/ ROGER E. STANGELAND
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                                          Roger E. Stangeland

                                          THE VONS COMPANIES, INC.

Dated:     Aug 1        , 1994            By:  /s/ LAWRENCE A. DEL SANTO
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                                              Lawrence A. Del Santo
                                              Chairman and Chief
                                              Executive Officer